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Exhibit 10.16

[SPY LOGO]

PREMIUM DEALER AGREEMENT

2070 Las Palmas, Carlsbad, CA 92009 ph 760-804-8420 fx 760-804-8421

NO FEAR, INC. ("Dealer") agrees to abide by the following terms and conditions.

A
The exterior and interior appearances and decoration of all of Dealer's retail stores shall remain tasteful and of highest quality, consistent with the image of SPY Products. Dealer must carry a fair cross section of the SPY product line as determined by Spy Optic, Inc. ("SPY").

B
Any form of advertising of any kind (print, video, billboard, radio, etc) must be approved in advance by SPY's marketing department.

C
SPY Products will not be sold or delivered through mail order or by electronic means including over the internet. Trackside selling is prohibited.

D
SPY Products shall not be sold by Dealer through or to any entity or person for resale or exhibition, or diverted by any means to any entity or person for resale or exhibition, or sold or transferred to any entity or person who Dealer reasonably believes has the intention of reselling or otherwise exhibiting the SPY Products. Any such activity is considered "diversion" and is strictly prohibited.

E
Dealer is authorized to sell Spy Products only in the No Fear store locations in existence on the date of this Agreement. If Dealer opens a new store location, Dealer must receive prior written approval from SPY Management, before selling any Spy Products at that location.

F
Dealer agrees that it will not sell or display counterfeit or imitation SPY products, and will not purchase any SPY Products from any source other than SPY or an authorized distributor or licensee of SPY Products.

G
Dealer agrees that it will reimburse SPY for the cost of repurchasing of SPY Products from any entity to which or through which Dealer has diverted SPY Products.

H
SPY shall have the right at any time to inspect the Dealer's store locations and review Dealer selling practices. If SPY determines that Dealer does not meet the standards set forth in Paragraphs A-G above or otherwise, then SPY shall have the right to terminate this Agreement even if SPY has previously sold SPY Products to Dealer.

I
The display fixtures provided by SPY to Dealer remain the property of SPY. Display fixtures are loaned to Dealer at no charge for as long as Dealer remains an authorized dealer of SPY Products and has not breached the terms of this Agreement. The Dealer will not be charged for the cost of the display fixtures, but agrees to pay for the cost of shipping the display fixtures to Dealer's store location(s). Dealer assumes responsibility for any loss or damage to the display fixtures. In the event of such loss or damage, Dealer shall pay SPY for the cost of the lost or damaged display fixtures in accordance with the cost schedule set forth in Paragraph K below, within ten (10) days after such loss or damage.

J
The display fixtures provided by SPY to Dealer must be used to display SPY Products only. Under no circumstances shall the products of any other manufacturer be displayed in or on the display fixtures provided by SPY.

K
Dealer agrees to return the display fixtures provided by SPY upon request by SPY. If Dealer fails to return the display fixtures within ten (10) days after request by SPY, Dealer agrees to pay SPY the following amounts for the display fixtures as applicable: Galaxy—$1,200, Empire—$600, Brooklyn—$400, Polaris—$200.

L
In the event that SPY issues a Return Authorization for the return of SPY Products or requests a Dealer to return any SPY Products, Dealer agrees to pay to SPY the full purchase price for any SPY Products which are found to be defective or otherwise unsaleable after SPY's quality control inspection, unless such SPY Products were defective or nonconforming upon receipt by Dealer and Dealer has notified SPY that such SPY Products were defective or nonconforming within ten (10) days after receipt.

M
If Dealer refuses a shipment from Spy and there is no legal reason for such refusal, the Dealer will be responsible for the costs to ship the order.

N
Dealer agrees that if it breaches any of the terms and conditions of this Agreement, SPY shall have the right to terminate this Agreement, and Dealer may be liable for any damages incurred by SPY as a result of such breach. Dealer agrees that this Agreement shall be construed under the laws of the State of California and that the prevailing party in any litigation concerning this Agreement, or breach thereof, shall be entitled to reasonable attorney's fees and costs.

O
Spy hereby grants to dealer a 10% discount off of US wholesale pricing on all purchases. The discount to be applied on each invoice.

Dealer expressly agrees to pay for SPY Products on "Net 90" payment terms or such other payment terms as may be granted by SPY. If Dealer fails to pay any amounts owing to SPY within the payment terms granted by SPY, SPY shall have the right to immediately place Dealer on credit hold and cease shipping any further products to Dealer until the all past due amounts have been paid in full, or to immediately terminate this Agreement. If SPY reserves the right to charge interest at the highest legal rate on the past due amounts. Dealer agrees to pay reasonable attorney fees and all other costs and expenses, including, but not limited to applicable restocking, storage, insurance and freight charges, incurred by SPY in the collection of any obligation of Dealer pursuant hereto. Any claim of non-conforming, defective or otherwise unacceptable SPY Products, must be in writing and delivered to SPY within ten (10) days of receipt of the SPY Products or such claim is deemed forever waived. It is understood that the payment terms granted by SPY may be revoked at any time by SPY without prior notice. No SPY representative is authorized to change this Agreement or to waive any of its provisions. All changes to this Agreement must be in writing and signed by SPY's Chief Executive Officer or Chief Financial Officer.

DATE: September 9, 2004

NO FEAR, INC.		SPY OPTIC, INC.
By	/s/ MARK SIMO Mark Simo Chief Executive Officer	By	/s/ BARRY BUCHHOLTZ Barry Buchholtz Chief Executive Officer

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  Exhibit 10.16